Exhibit 99.1

Shineco, Inc. Announces Update on its Strategic Cooperation with Regional People’s

Government for Industrial Hemp Industrialization

BEIJING, May 8, 2019 -- Shineco, Inc. (“Shineco” or the “Company”; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and various health and well-being focused plant-based products in China, announced today that the Company has completed seeding its industrial hemp seeding base in Heilongjiang Province following the strategic cooperation agreement (the “Agreement”) with the Xingshan People’s Government of Hegang City of Heilongjiang Province (the “Government”) for industrial hemp industrialization agreed to by the two parties in April 2019.

Pursuant to the Agreement, both parties agree to actively promote the development of the industrial hemp industry including industrial hemp planting, R&D and finished product construction to form a local industry network and to achieve a new industrial scale economy.

According to the Agreement, both parties plan to develop a 20,000 mu to 30,000 mu (approximately 3,295 to 4,943 acres) high-quality industrial hemp project and expect to complete the cultivation of the first 500 mu in 2019. Besides conducting joint research and development on several new varieties of industrial hemp, both parties also agree to establish an industrial hemp farm, a CBD Extraction Industrial Park, an Industrial Hemp Research Center affiliated with the China’s Academy of Science, and an Industrial Hemp Workstation sponsored by the City of Hegang of Heilongjiang Province.

As part of the Agreement, both parties expect to invest RMB 150 million (approximately USD 22 million) to establish an CBD Extraction Industrial Park with annual production of 30 tons of CBD extract, and other raw medical materials from our industrial hemp project, along with 2,000 tons of industrial hemp fiber, 500 tons of industrial hemp seed oil and 4,000 to 6,000 tons of hemp leaves.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, “We are pleased to announce we have seeded our industrial hemp planting base in Heilongjiang Province following the agreement we reached with the local government in early April. Heilongjiang Province has geographic characteristics favorable for growing industrial hemp including favorable climate and soil conditions. Following our trial planting of 500 mu this year, we hope to develop a 20,000-mu planting base over the next three years. In 2020, we plan to cultivate this land using specialized high CBD content seeds in an effort to develop high quality CBD products.”

About Shineco

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco is a holding company, through its subsidiaries and variable interest entities, undertakes vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tenetjove.com.

Forward-Looking Statements

This press release contains information about Shineco’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com